Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of LZ Technology Holdings Limited on Form S-8 of our report dated June 10, 2024, except for the Note 13 and 17, as to which the date is July 24, 2024, with respect to our audits of the consolidated financial statements of LZ Technology Holdings Limited as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 appearing in the Registration Statement on Form F-1 (File No. 333-276234) of LZ Technology Holdings Limited for the years ended December 31, 2023 and 2022.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

March 21, 2025

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com